Filed Pursuant to Rule 424(b)(5)

Registration No. 333-284055

PROSPECTUS

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.

1,429,480 Common Shares

This prospectus relates to the offer and sale by Mast Hill Fund, L.P. (“Mast Hill”) and FirstFire Global Opportunities Fund, LLC (“FirstFire”, and together with Mast Hill, the “Selling Shareholders”) from time to time of up to an aggregate 1,429,480 of our shares of common stock, par value $0.01 (“Common Shares”) pursuant to the securities purchase agreements entered by us with the Selling Shareholders on June 3, 2024, July 8, 2024, and December 23, 2024 (together, the “Purchase Agreement”) under which we agreed to issue and sell certain senior secured promissory notes, common share purchase warrants and common shares to the Selling Shareholders in multiple tranches. The Common Shares registered hereby are under the third tranche and are consisted of (i) 1,177,778 Common Shares issuable upon conversion of certain senior secured promissory notes (the “Notes”), (ii) 237,416 Common Shares issuable upon exercise of certain warrants to purchase common shares (the “Warrants”), and (iii) 14,286 Common Shares (the “Commitment Shares”) issued in the third tranche. See the section titled “Description of Private Placement Transaction” for a description of the Purchase Agreement and the section titled “Selling Shareholders” for additional information regarding Mast Hill and FirstFire.

The above numbers assume full conversion of the Notes at the floor price of $1.00, full exercise of the Warrants at the exercise price of $3.51. There is no guarantee that (i) the Notes will be converted into Common Shares, or (ii) that the Warrants will be exercised for Common Shares.

The Notes had an initial conversion price of $3.25 per Common Share, and the Warrants had an initial exercise price of $3.51 per common share. The conversion price of the Notes and the exercise price of the Warrants are subject to adjustment (see the section titled “Description of Private Placement Transaction”). Beginning the earlier of (i) 90 days after effectiveness of this registration statement, (ii) November 23, 2024 or (iii) the first date the Company permits an alternate conversion, the holders of the Notes have the option to convert up to all accrued interest under the Notes and up to 20% of the original principal amount of the Notes per calendar month at a price equal to the market price (the “Note Alternate Conversion Price”). The market price is 90% of the lowest volume weighted average price (“VWAP”) of our common shares during the five (5) trading days prior to the date of such conversion, but in no event less than the conversion floor price of $1.00. As of December 26, 2024, using the lowest price at which such securities may be converted on that date, the Notes and the Warrants have conversion or exercise prices of $3.25 and $3.51, respectively. In light of the fact that the Note Alternate Conversion Price can be 90% of the market price of our VWAP, the Notes are considered “Future Priced Securities” under Nasdaq rules that relate to the continued listing qualification of companies.

The Selling Shareholders may offer our common shares from time to time in a number of different methods and at varying prices. For more information on possible methods of offer and sale by the Selling Shareholders, please see the section entitled “Plan of Distribution” beginning on page 10 of this prospectus. Our shareholders may experience significant dilution as a result of our issuance of Common Shares pursuant to the Notes and Warrants (see “Risk Factors” for more information). We will not receive any proceeds from the sale of common shares by the Selling Shareholders of the Common Shares, although we will receive the exercise price of any Warrants not exercised by the Selling Shareholders on a cashless exercise basis. Any proceeds received by us from the exercise of the Warrants will be used for general corporate purposes. See section titled “Use of Proceeds” for more information. We will bear all fees and expenses incident to our obligation to register the offer and sale of the Common Shares hereby.

Our common shares are listed for trading on the Nasdaq Capital Market (“Nasdaq”), under the symbol “LYT”. On December 24, 2024, the closing sale price of our Common Shares as reported by Nasdaq was $0.99.

We are an “emerging growth company” and a “foreign private issuer” under applicable Securities and Exchange Commission rules, and will be subject to reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary - Implications of Being an Emerging Growth Company and a Foreign Private Issuer”.

You should rely only on the information contained herein or incorporated by reference in this prospectus. Neither we nor any selling shareholder have authorized any other person to provide you with different information.

The Company is incorporated in the British Virgin Islands (“BVI”) and conducts a majority of its operations through its wholly-owned subsidiary, Lytus Technologies Private Limited, outside the United States. The majority of the Company’s assets are located outside the United States. A majority of the Company’s officers reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against the Company or against these individuals outside of the United States in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws outside of the United States could render you unable to enforce a judgment against the Company’s assets or the assets of the Company’s officers.

Our business and an investment in our common shares involve significant risks. These risks are described under the section entitled “Risk Factors” beginning on page 4 of this prospectus and in the documents incorporated by reference into this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 31, 2024.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on FORM F-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the Selling Shareholders may, from time to time offer and sell, up to an aggregate 1,429,480 of our Common Shares pursuant to the Purchase Agreement under which we agreed to issue and sell certain senior secured promissory notes, common share purchase warrants and common shares to the Selling Shareholders as the third tranche under the Purchase Agreement.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. This prospectus, together with the documents incorporated by reference into this prospectus, includes all material information relating to the offering of securities under this prospectus. Before purchasing our common shares, you should carefully read this prospectus, together with the additional information described under the heading “Where You Can Find Additional Information” and “Information of Documents by Reference.”

We and the Selling Shareholders have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. We and the Selling Shareholders take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information incorporated herein by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

References in this prospectus to the terms “we,” “us,” “our,” “the Company,” or other similar terms refer to Lytus Technologies Holdings PTV. Ltd., BVI company, together with its consolidated subsidiaries. “Lytus India” refers to Lytus Technologies Private Limited, our wholly-owned subsidiary in India.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

●	the timing of the development of future services;

●	projections of revenue, earnings, capital structure and other financial items;

●	the development of future company-owned call centers;

●	the capabilities of our business operations;

●	our expected future economic performance;

●	competition in our market;

●	assumptions underlying statements regarding us or our business;

●	our strategy to finance our operations;

●	future marketing efforts, advertising campaigns, and promotional efforts;

●	future growth and market share projections, including projections regarding developments in technology and the effect of growth on our management and other resources;

●	our future expansion plans;

●	our future acquisition strategy, including plans to acquire or make investments in complementary businesses, technologies, services or products, or enter into strategic partnerships with parties who can provide access to those assets;

●	the future impact of our acquisitions;

●	our strategy and intentions regarding new product branding;

●	the future competitive landscape and the effects of different pricing strategies;

●	the effect of future tax laws on our business;

●	any legal proceeding, hearing, or dispute;

●	market conditions and global and economic factors beyond our control, including general economic conditions, unemployment and our liquidity, operations and personnel;

●	volatility of our stock price and potential share dilution;

●	future exchange and interest rates; and

●	other factors contained in, or incorporated into, this prospectus, including our Annual Report on Form 20-F for the year ended March 31, 2024, and any related free writing prospectus, under the section entitled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements such as those contained in documents we have filed with the SEC. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. For a discussion of the risks involved in our business and investing in our common shares, see the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

iii

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” the risk factors set forth in our most recent annual filings with the SEC, as well as other information in this prospectus and the documents incorporated by reference herein, before purchasing our securities.

The Company

We are a platform services company offering services primarily in India. Our business model consists primarily of (a) the current distribution of linear content streaming/telecasting services and (b) the development of technology products, namely, telemedicine and fintech. The Lytus platform provides our customers with a one-stop site with the access to all of the services provided by us.

We are focused on consolidating our subscriber base for future technology services, such as telemedicine and healthcare services, while continuing to develop our technology platform for a better service experience. Presently, we provide streaming and internet services through our platform. We are simultaneously working to strengthen its platform services, including advancing its platform with the state-of-art technology.

Streaming and Telecast

Lytus India provides technology enabled customer services, which includes streaming and content services. The present software is being further upgraded to support the unified and integrated platform through which it shall provide multi-dimensional services such as MedTech IOT (IOT refers to the Internet of Things).

In India the regulation does not differentiate between telecasting and streaming as long as the streaming is done in IPTV format. Lytus plans to offer additional value added services such as MedTech IOT, by upgrading the existing cable networks for Sri Sai Cable Network. The upgrade primarily consists of deploying Fiber to the Home (“FTTH”), Gigabit Passive Optical Networks (“GPON”) and changing the existing STB/CPE. On July 24, 2023, the Company announced its commencement of IPTV and broadband business and Fintech business.

Remote Healthcare

In India, Lytus’ telemedicine business, through Lytus India, has commenced repurposing its existing local cable operator network infrastructure to set up local health centers and diagnostic centers (“LHCs”). We expect that typical services provided at LHCs will include ECGs, blood and urine testing.

With respect to remote healthcare, our initial plan is to focus on the sale and distribution of remote patient monitoring devices pre-installed with proprietary monitoring and reporting software developed by our Lytus Health division. We expect that these devices, sourced from various HIPAA and FDA compliant vendors, would be installed at the homes of the patients of participating physicians practices. Lytus Health currently has not developed any proprietary software that is deployed with patients in the United States.

We also expect Lytus Health’s business to focus on artificial intelligence, machine learning, and other capabilities that we believe are required to efficiently run a telemedicine business.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

Emerging Growth Company Status

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our SEC filings,

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act,

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements, and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”). However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.00 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

Foreign Private Issuer Status

We are a “foreign private issuer,” as defined in Rule 405 under the Securities Act and Rule 3b-4I under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime.

As an exempted British Virgin Islands company to be listed on the NASDAQ Capital Market, we are subject to the NASDAQ Stock Market corporate governance listing standards. However, the NASDAQ Stock Market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the British Virgin Islands, which is our home country, may differ significantly from the NASDAQ Stock Market corporate governance listing standards. For instance, we are not required to:

●	have a majority of the board to be independent (although all of the members of the audit committee must be independent under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act);

●	have a compensation committee or a nominating or corporate governance committee consisting entirely of independent directors;

●	have regularly scheduled executive sessions for non-management directors;

●	obtain shareholder approval prior to the issuance of 20% or more of our common shares as a price that is less than the Minimum Price (as defined in Nasdaq Listing Rule 5635(d)); and

●	have annual meetings and director elections.

Corporate Information

Our principal executive offices are located at Unit 1214, ONE BKC, G Block, Bandra Kurla Complex, Bandra East Mumbai, India 400 051, and our telephone number is +91-7777044778, where we conduct investment relations and to where we are shifting our headquarters and treasury operations. Our website address is www.lytuscorp.com. The information on or accessed through our website is not incorporated in this prospectus. The SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Lytus Technologies Holdings PTV. Ltd.

We have modified our earlier arrangement and have reorganized the business by only acquiring the Sri Sai business, whereas our initial arrangement was to acquire the 1.8 million subscriber base of Reachnet Cable Service Pvt. Ltd. and its revenue generating contracts. Under the modified arrangement, we own a controlling stake in Sri Sai’s business, and control the infrastructure hub that supports services. A more detailed discussion can be found in our financial statements included in our most recent Annual Report on Form 20-F filed with the SEC on August 15, 2024.

THE OFFERING

Securities offered by the selling shareholders	1,429,480 common shares, consisting of (i) 1,177,778 common shares issuable upon conversion of the Notes, (ii) 237,416 common shares issuable upon exercise of the Warrants and (iii) 14,286 common shares

Common Shares outstanding prior to this offering	23,659,392 common shares

Common Shares outstanding after this offering	25,074,586 common shares (assuming the sale of the maximum number of common shares by the Selling Shareholders).(1)

Use of proceeds

We will not receive any of the proceeds from the sale by the Selling Shareholders of the Common Shares, although we will receive the exercise price of any Warrants not exercised by the Selling Shareholders on a cashless exercise basis.

Any proceeds received by us from the exercise of the Warrants will be used for general corporate purposes. We do not currently have specific plans or commitments with respect to the net proceeds from this offering and, accordingly, we are unable to quantify the allocations of such proceeds among various potential uses.

We will bear all fees and expenses incident to our obligation to register the common shares. See section titled “Use of Proceeds” for more information.

Risk Factors	Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of certain factors to consider carefully before deciding to purchase any of our common shares.

Ticker symbols	Our common shares are listed on the NASDAQ Capital Market under the symbol “LYT”.

(1)	The number of Common Shares that will be outstanding immediately after this offering is based on the Common Shares outstanding as of December 26, 2024 and assumes full conversion of the Notes (with interest accruing to maturity) at the floor price of $1.00 and full exercise of the Warrants at the exercise price of $3.51. There is no guarantee that (i) the Notes will be converted into common shares, or (ii) that the Warrants will be exercised for common shares.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making a decision to invest in our common shares, you should carefully consider the following risks, as well as the risks and other information contained in our Annual Report on Form 20-F, including our historical financial statements and related notes included elsewhere in our Annual Report, and in our interim financial statements for the period ended September 30, 2023 contained in our Report on Form 6-K filed on April 11, 2024, before you decide to purchase our securities. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, prospects, financial condition and operating results which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of our securities. Refer to “Cautionary Note Regarding Forward-Looking Statements.” Also see sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference” for more information.

We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

Risks Related to this Offering

The holders of Notes may, at its option, at any time, convert its Notes into, or exercise its Warrants for, common shares based on agreed-upon formulas. Any such conversion or exercise will result in significant dilution to our shareholders.

Our shareholders may experience significant dilution as a result of our issuance of the Securities. The initial conversion price of the Notes is equal to $3.25 and is subject to adjustment with a floor price of $1.00. The Warrants are exercisable for three years to purchase an aggregate of up to 237,416 common shares at an initial exercise price of $3.51, subject to adjustment under certain circumstances described in the Warrants and will expire on the three year anniversary of the date of issuance. See section titled “Description of Private Placement Transaction” for additional information. The issuance of material amounts of common shares by us pursuant to the conversion or exercise, as applicable, of these Securities would cause our shareholders to experience significant dilution in their investment in our company.

The Notes and the Warrants have anti-dilution provisions triggered by the issuance of our common shares and securities convertible or exercisable for common shares at prices below the then-current conversion price for such Notes or the then-current exercise price of such Warrants. Any such adjustments would increase the number of common shares issuable upon conversion or exercise of such securities, as the case may be, and increase the dilutive effect of such securities on our current shareholders.

The Notes have an initial conversion price of $3.25 per common share, and the Warrants had an initial exercise price of $3.51 per common share. The conversion price of the Notes and the exercise price of the Warrants are subject to adjustment (See section titled “Description of Private Placement Transaction” for additional information). Beginning the earlier of (i) 90 days after effectiveness of this registration statement, (ii) November 23, 2024 or (iii) the first date the Company permits an alternate conversion, the holders of the Notes have the option to convert up to all accrued interest under the Notes and up to 20% of the original principal amount of the Notes per calendar month at a price equal to the market price (the “Note Alternate Conversion Price”). The market price is 90% of the lowest volume weighted average price (“VWAP”) of our common shares during the five (5) trading days prior to the date of such conversion, but in no event less than the conversion floor price of $1.00. As of December 26, 2024, using the lowest price at which such securities may be converted on that date, the Notes and the Warrants have conversion or exercise prices of $3.25 and $3.51, respectively. In light of the fact that the Note Alternate Conversion Price can be 90% of the market price of our VWAP, the Notes are considered “Future Priced Securities” under Nasdaq rules that relate to the continued listing qualification of companies.

Dilution may result from the issuance of common shares underlying the Notes under the alternate conversion provision, which provides for the conversion of the Notes at a discount to the market price at the time of conversion, which may negatively impact the price of our common shares.

The holder of Notes has the option, beginning on the earlier of (i) ninety (90) calendar days after the initial effectiveness date of the first registration statement of the Company that registers the holder’s resale of the Conversion Shares, (ii) November 23, 2024, or (iii) the first date that the Company provides an irrevocable written notice to the holder permitting the holder to effectuate conversions, to convert up to all accrued interest under the Notes and up to 20% of the original principal amount of the Notes per calendar month at a price equal to the market price (the “Note Alternate Conversion Price”). The market price is 90% of the lowest volume weighted average price (“VWAP”) of our common shares during the five (5) trading days prior to the date of such conversion, but in no event less than the conversion floor price of $1.00. In light of the fact that the Note Alternate Conversion Price can be 90% of the market price of our VWAP, the Notes are considered “Future Priced Securities” under Nasdaq rules that relate to the continued listing qualification of companies.

If the holder of Notes converts such Notes and then sells the common shares received from such conversions, the price of our common shares may decrease due to the additional common shares in the market. This could allow the noteholder to receive greater amounts of common shares, the sales of which would further depress the price of our common shares.

The 4.99% beneficial ownership cap on the Notes and Warrants does not prevent the holder of such Notes and Warrants from converting and selling some or all of the common shares it acquires and then converting or acquiring additional shares. Accordingly, the holder will be able to sell shares in excess of the 4.99% beneficial ownership cap while never holding more than 4.99% of our outstanding shares at a given time.

Any further issuances of our common shares may adversely affect the market price of our common shares.

We are filing this prospectus in accordance with the Registration Rights Agreement. Although the Purchase Agreement restricts our ability to issue additional debt, equity or equity-linked securities, we still have the ability to issue a significant number of additional common shares, including pursuant to existing agreements and in connection with employee and director compensation. Any further issuances, or the perception of further issuances, of our common shares or securities convertible or exercisable for our common shares may cause our share price to decline.

The agreements governing our outstanding securities, including the Purchase Agreement and the Notes, contain covenants that reduce our financial flexibility and could impede our ability to operate.

The agreements governing our indebtedness, including the Purchase Agreement, the Notes, and the Warrants each impose significant operating and financial restrictions on us. These restrictions will limit our and our subsidiaries’ ability to, among other things:

●	incur or guarantee additional debt or issue disqualified stock or preferred stock;

●	pay dividends and make other distributions on, or redeem or repurchase, capital stock;

●	make certain investments;

●	incur certain liens;

●	enter into transactions with affiliates;

●	merge or consolidate; and

●	transfer or sell assets.

In addition, such agreements subject us and our subsidiaries to covenants, representations and warranties. As a result of these restrictions, we will be limited as to how we conduct our business and we may be unable to raise additional debt or equity financing to fund our operations, compete effectively or to take advantage of new business opportunities. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants. Our failure to comply with the restrictive covenants described above as well as the terms of any future indebtedness from time to time could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their due date and may result in the acceleration of any other debt that is subject to an applicable cross-acceleration or cross-default provision. In the event our lenders or holders of the Notes accelerate the repayment of our borrowings, we may not have sufficient assets to repay that indebtedness or if we are forced to refinance these borrowings on less favorable terms or cannot refinance these borrowings, our results of operations and financial condition could be adversely affected.

Our management team will have broad discretion over the use of the net proceeds from the common shares issued to the Selling Shareholders following their exercise of Warrants for cash, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from common shares issued to the selling shareholders following its exercise of Warrants for cash, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

DESCRIPTION OF PRIVATE PLACEMENT TRANSACTION

On June 3, 2024, July 8, 2024, and December 23, 2024 we entered into securities purchase agreements (together, the “Purchase Agreement”) with Mast Hill Fund, L.P. (“Mast Hill”) and FirstFire Global Opportunities Fund, LLC (“FirstFire”, and together with Mast Hill, the “Investors”) as purchasers, pursuant to which we agreed to issue the Investors senior secured promissory notes in the aggregate principal amount of up to $3,888,889.00, with an aggregate purchase price of up to $3,500,000.00, common share purchase warrants for the purchase of up to 830,957 shares at an initial exercise price per share of $3.51, and up to 50,000 shares of common shares.

Pursuant to the Purchase Agreement, we agreed to issue the senior secured promissory notes, common shares purchase warrants and common shares to the Investors in multiple tranches. Under the first and second tranches, we issued each of Mast Hill and FirstFire (1) certain senior secured promissory note in the aggregate principal amount of $2,379,629.84 and $398,148.14, respectively; (2) common share purchase warrants to purchase from the Company 508,467 Common Shares and 85,074 Common Shares, respectively; and (3) 30,595 Common Shares and 5,119 Common Shares as commitment shares, respectively. Under the third tranche, on December 23, 2024, we issued each of Mast Hill and FirstFire a senior secured promissory note in the principal amount of $951,851.84 and $159,259.26, respectively (the “Notes”), common shares purchase warrants to purchase from the Company 203,387 Common Shares and 34,029 Common Shares (the “Warrants”), respectively, and 12,238 and 2,048 common shares (the “Commitment Shares” and together with the Notes and the Warrants, the “Securities”), respectively. The prospectus herewith is to register Common Shares underlying the Securities.

The Notes are our senior obligations and were issued with an original issue discount of 10%. The Notes bear six percent interest and if the Notes are not paid when due, the Notes will bear interest at the rate of the lesser of (i) eighteen percent per annum and (ii) the maximum amount permitted by law from the due date thereof until the same is paid. The Notes will mature twelve months from their respective issue dates, which is December 23, 2025 for the third tranche Notes (the “Maturity Date”).

On the Maturity Date, we shall pay to the holder an amount in cash representing all outstanding principal and accrued and unpaid interest on such principal. At any time prior to the date that an Event of Default, as defined in the Notes, we have the right to prepay the outstanding principal and interest then due under the Notes.

The Notes provide that the holders thereof are entitled to, among other things, effectuate an Alternate Conversion such that beginning the earlier of (i) 90 days after effectiveness of this registration statement, (ii) November 23, 2024 or (iii) the first date the Company permits an alternate conversion, the holder of the Notes has the option to convert up to all accrued interest under the Notes and up to 20% of the original principal amount of the Notes per calendar month at a price equal to the market price (the “Note Alternate Conversion Price”). The market price is 90% of the lowest volume weighted average price (“VWAP”) of our common shares during the five (5) trading days prior to the date of such conversion, but in no event less than the conversion floor price of $1.00.

The Notes contain certain conversion limitations, providing that no conversion may be made if, after giving effect to the conversion, the holder, together with any of its affiliates, would own in excess of 4.99% of our outstanding common shares. This 4.99% beneficial ownership cap on the Notes and Warrants does not prevent the holder of such Notes and Warrants from converting or exercising, as applicable, and selling some or all of the common shares it acquires, and then converting or acquiring additional common shares; accordingly, the holder will be able to sell common shares in excess of the 4.99% beneficial ownership cap, while never holding more than 4.99% of our outstanding common shares at a given time. The Notes contain certain customary affirmative and negative covenants regarding the incurrence of indebtedness, the repayment of indebtedness, the payment of any dividend or other distribution and the transfer of assets, among other matters.

If we issue, sell or grant (or issued, sold or granted as of the Issue Date) any option to purchase, or sell or grant any right to reprice, or otherwise dispose of, or issue (or sold or issued, as the case may be, or announces any sale, grant or any option to purchase or other disposition), any common shares or other securities convertible into, exercisable for, or entitle any person or entity the right to acquire, common shares in each or any case at an effective price per share that is lower than the then Conversion Price (the “Base Conversion Price”) then the Conversion Price shall be reduced to a price equal to the Base Conversion Price. If we grant, issue or sell (or enter into any agreement to grant, issue or sell), any common shares (including the issuance or sale of common shares owned or held by or for the account of the Company) for a consideration per share (the “New Issuance Price”) less than a price equal to the Exercise Price in effect immediately prior to such granting, issuance or sale or deemed granting, issuance or sale (“Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price.

In addition, if we in any manner issue or sell or enter into any agreement to issue or sell, any common shares, options or convertible securities (any such securities, “Variable Price Securities”) after the issuance date of the Warrants that are issuable pursuant to such agreement or convertible into or exchangeable or exercisable for common shares at a price which varies or may vary with the market price of our common shares, including by way of one or more reset(s) to a fixed price, but exclusive of such formulations reflecting customary anti-dilution provisions (such as share splits, share combinations, share dividends and similar transactions) (each of the formulations for such variable price being herein referred to as, the “Variable Price”), then from and after the date we enter into such agreement or issue any such Variable Price Securities, the holder shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price for the exercise price upon exercise of the Warrants.

The Notes also contain certain customary events of default, including, among others, (i) if we fail to file and maintain an effective registration statement covering the common shares, and (ii) if our common shares are suspended from trading, halted from trading, and/or fail to be listed on the Nasdaq Capital Market. Upon the occurrence of an Event of Default, the Note shall become immediately due and payable, and we shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to the Principal Amount then outstanding plus accrued interest (including any Default Interest) through the date of full repayment multiplied by 150% (provided, however, that with respect to an Event of Default under Section 3.21 of this Note, the aforementioned reference to 150% shall instead be 175%) (collectively the “Default Amount”), as well as all costs, including, without limitation, legal fees and expenses, of collection, all without demand, presentment or notice, all of which hereby are expressly waived by the Borrower. Holder may, in Holder’s sole discretion, convert all or any portion of this Note (including the Default Amount) into Common Shares pursuant to the terms of this Note (for the avoidance of doubt, this shall apply even if such conversion occurs after the Maturity Date). The Holder shall be entitled to exercise all other rights and remedies available at law or in equity.

In addition, we and the Investors entered into a Registration Rights Agreement, as amended on July 8, 2024 by that certain First Amendment (as amended, the “Registration Rights Agreement”), pursuant to which we agreed to register the Notes, the Warrants and the Commitment Shares. The registration rights granted under the Registration Rights Agreement are subject to certain conditions and limitations and are subject to customary indemnification and contribution provisions.

In the Purchase Agreement, the Investors represented to us, among other things, that they are each an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act). The securities referred to above have been and will be issued and sold by us to the Investors in reliance upon the exemptions from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

In connection with the Purchase Agreement, we entered into a security agreement (the “Security Agreement”) with the Investors pursuant to which we granted to the Investors a security interest in certain property of the Company to secure the prompt payment, performance and discharge in full of all the Company’s obligations under the Notes.

The foregoing is only a summary of the material terms of the Notes, the Warrants, the Purchase Agreement, the Registration Rights Agreement, the Security Agreement and the other transaction documents, and does not purport to be a complete description of the rights and obligations of the parties thereunder. The summary of the Notes, the Warrants, the Purchase Agreement, the Registration Rights Agreement, and Security Agreement (as amended) is qualified in its entirety by reference to such agreements, which are filed as Exhibits 4.1, 4.2, 10.1, 10.2, and 10.3 to our Report of Foreign Private Issuer on Form 6-K filed with the SEC on June 13, 2024 and as Exhibits 10.42 and 10.43 to our Registration Statement on Form F-1 filed with the SEC on July 12, 2024, which is incorporated by reference herein.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the Selling Shareholders of the Common Shares, although we will receive the exercise price of any warrants not exercised by the Selling Shareholders on a cashless exercise basis. Any proceeds received by us from the exercise of the Warrants will be used for general corporate purposes. We do not currently have specific plans or commitments with respect to the net proceeds from this offering and, accordingly, we are unable to quantify the allocations of such proceeds among various potential uses. We will bear all fees and expenses incident to our obligation to register the common shares. See the section titled “Plan of Distribution” elsewhere in this prospectus for more information.

SELLING SHAREHOLDERS

The common shares being offered by the Selling Shareholders are the Commitment Shares and the common shares issuable to the Selling Shareholders upon conversion of the Notes and the exercise of the Warrants. For additional information regarding the issuance of the Notes, the Warrants and the Commitment Shares, see section titled “Description of Private Placement Transaction”. We are registering the Common Shares in order to permit the Selling Shareholders to offer the Common Shares for resale from time to time. Except for the ownership of the Notes, the Warrants, the Commitment Shares, and certain warrants issued to Mast Hill in connection with an equity purchase agreement dated June 3, 2024, and as amended on July 30, 2024, the Selling Shareholders have not had any material relationship with us within the past three years.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the common shares held by the Selling Shareholders. The second column lists the number of common shares beneficially owned by the Selling Shareholders, based on the Selling Shareholders’ ownership of common shares, Notes and Warrants, as of December 26, 2024, assuming conversion of the Notes and exercise of the Warrants held by such Selling Shareholders on that date but taking account of any limitations on conversion and exercise set forth therein. The third column lists the common shares being offered by this prospectus by the Selling Shareholders and does not take in account any limitations on (i) conversion of the Notes set forth therein or (ii) exercise of the Warrants set forth therein.

In accordance with the terms of the Registration Rights Agreement with the holders of the Notes, the Warrants and the Commitment Shares, this prospectus generally covers the resale of the sum of the Commitment Shares and (i) the maximum number of common shares issued or issuable pursuant to the Notes, (ii) the maximum number of common shares issued or issuable upon exercise of the Warrants, in each case, determined as if the outstanding Notes, and Warrants were converted or exercised (as the case may be) in full (without regard to any limitations on conversion or exercise contained therein solely for the purpose of such calculation) at the floor price or exercise price (as the case may be) calculated as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the conversion price and floor price of the Notes and the exercise price of the Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Shareholders pursuant to this prospectus.

Under the terms of the Notes and the Warrants, the selling shareholders may not convert the Notes or exercise the Warrants to the extent (but only to the extent) such selling shareholder or any of its affiliates would beneficially own a number of our common shares which would exceed 4.99% of our outstanding shares (the “Maximum Percentage”). The number of shares in the second column reflects these limitations. The Selling Shareholders may sell all, some or none of its shares in this offering. See section titled “Plan of Distribution” for additional information.

	Number of Common Shares Owned Prior to Offering(3)			Maximum Number of Common Shares to be Sold Pursuant to this	Number of Common Shares of Owned After Offering(5)
Name of Selling Shareholder	Number		Percent	Prospectus(4)	Number	Percent
Mast Hill Fund, L.P.(1)	832,238	(2)	3.52%	1,224,588	820,000	3.27%
FirstFire Global Opportunities Fund, LLC(6)	55,048		0.22%	204,892	53,000	0.21%

(1)	Patrick Hassani (“Mr. Hassani”), who is the manager of Mast Hill, has voting control and investment discretion over the securities reported herein that are held by Mast Hill. As a result, Mr. Hassani may be deemed to have beneficial ownership as determined under Section 13(d) of the Exchange Act of the securities reported herein that are held by Mast Hill. The business address of Mast Hill is 150 Grossman Drive, Suite 205, Braintree, Massachusetts 02184.

(2)	This column lists the number of shares of our common shares beneficially owned by this selling shareholder as of December 26, 2024 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of December 26, 2024, this selling shareholder would beneficially own an aggregate of 2,044,588 of our common shares, consisting of (i) up to 1,008,963 common shares underlying the Note held by this selling shareholder, convertible at the floor price of $1.00 per share, all of which shares are being registered for resale under this prospectus, (ii) up to 203,387 shares underlying the Warrants held by this selling shareholder, all of which shares are being registered for resale under this prospectus, (iii) 12,238 Commitment Shares held by this selling shareholder, all of which are being registered for resale under this prospectus; and (iv) 820,000 Common Shares issued to this selling stockholder on December 23, 2024 pursuant to an equity purchase agreement dated June 3, 2024, as amended on July 30, 2024.

(3)	Applicable percentage ownership is based on 23,659,392 shares of our common shares outstanding as of December 26, 2024.

(4)	For the purposes of the calculations of Common Shares to be sold pursuant to the prospectus we are assuming (i) an event of default under the Notes has not occurred, that the Notes have accrued interest at the stated interest rate of 6% per annum through the maturity date of December 23, 2025 for the Notes based on a principal amount of $951,851.84 (Mast Hill tranche three Note), and that the Notes are converted in full at the Floor Price of $1.00 per share without regard to any limitations set forth therein, and (ii) that the Warrants, are converted in full without regard to any limitations set forth therein.

(5)	Represents the amount of shares that will be held by the selling shareholder after completion of this offering based on the assumptions that (a) all Commitment Shares and Common Shares underlying Note and Warrants registered for sale by the registration statement of which this prospectus is part of will be sold, and (b) no other common shares are acquired or sold by the selling shareholder prior to completion of this offering. However, the selling shareholder is not obligated to sell all or any portion of the shares of our common shares offered pursuant to this prospectus. Applicable percentage ownership is based on 25,074,586 shares of our common shares outstanding after this offering.

(6)	Eli Fireman, Managing Member of FirstFire Global Opportunities Fund LLC, has sole voting and dispositive power over the shares held by or issuable to FirstFire Global Opportunities Fund LLC. Mr. Fireman disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The principal business address of FirstFire Global Opportunities Fund LLC is 1040 1st Avenue, New York, NY10022.

(7)	This column lists the number of shares of our common shares beneficially owned by this selling shareholder as of December 26, 2024 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of December 26, 2024, this selling shareholder would beneficially own an aggregate of 204,892 of our common shares, consisting of (i) up to 168,815 common shares underlying the Note held by this selling shareholder, convertible at the floor price of $1.00 per share, all of which shares are being registered for resale under this prospectus, (ii) up to 34,029 shares underlying the Warrants held by this selling shareholder, all of which shares are being registered for resale under this prospectus, (iii) and 2,048 Commitment Shares held by this selling shareholder, all of which are being registered for resale under this prospectus.

PLAN OF DISTRIBUTION

We are registering the Commitment Shares and Common Shares issuable upon conversion of the Notes and exercise of the Warrants to permit the resale of these Common Shares by the Selling Shareholders from time to time after the date of this prospectus. We will not receive any proceeds from the sale of common shares by the Selling Shareholders of the Common Shares, although we will receive the exercise price of any Warrants not exercised by the Selling Shareholders on a cashless exercise basis. Any proceeds received by us from the exercise of the Warrants will be used for general corporate purposes.

The Selling Shareholders may sell all or a portion of the common shares held by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The common shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell common shares under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the Selling Shareholders may transfer the Common Shares by other means not described in this prospectus. If the Selling Shareholders effect such transactions by selling common shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholder or commissions from purchasers of the common shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Common Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common shares in the course of hedging in positions they assume. The Selling Shareholders may also sell common shares short and deliver common shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also loan or pledge common shares to broker-dealers that in turn may sell such shares.

The Selling Shareholders may pledge or grant a security interest in some or all of the Notes, Warrants or Common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The Selling Shareholders also may transfer and donate the common shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Shareholders and any broker-dealer participating in the distribution of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the common shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of common shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

If the Selling Shareholders utilize a broker-dealer in the sale of the shares of Common Share being offered by this prospectus, such broker-dealer may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders, or commissions from purchasers of the shares of Common Share for whom they may act as agent or to whom they may sell as principal.

There can be no assurance that any selling shareholder will sell any or all of the common shares registered pursuant to the registration statement, of which this prospectus forms a part.

We will pay all expenses of the registration of the common shares pursuant to the Registration Rights Agreement, estimated to be $200,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the Selling Shareholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Shareholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreement or the Selling Shareholders will be entitled to contribution. We may be indemnified by the Selling Shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Shareholders specifically for use in this prospectus, in accordance with the related registration rights agreement or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the common shares will be freely tradable in the hands of persons other than our affiliates.

Listing of Common Shares and Transfer Agent

Our common share is listed on Nasdaq and trades under the symbol “LYT.” The transfer agent for our common shares is VStock Transfer, LLC.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the BVI with limited liability. We are incorporated in the BVI because of certain benefits associated with being a BVI company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the BVI has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent. In addition, BVI companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed CCS Global Solutions, Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

We have been advised by Pandya Juris LLP, our counsel as to India law, that the United States and the India do not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be automatically be enforceable in India, but will have to follow the procedure under the Civil Procedure Code of India.

We have been advised by McW Todman & Co., our counsel as to BVI law, that the United States and the BVI do not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, would not be automatically be enforceable in the BVI.

TAX MATTERS APPLICABLE TO U.S. HOLDERS OF OUR COMMON SHARES

The following sets forth the material BVI, Indian and U.S. federal income tax matters related to an investment in our common shares. It is based on laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not address all possible tax consequences relating to an investment in our Common Shares.

WE URGE POTENTIAL PURCHASERS OF OUR COMMON SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON SHARES.

Indian Taxation

The discussion of Indian income tax below is based on the Income Tax Act, 1961 (the “Tax Act”). The profits are taxable at the corporate level and any dividend distribution is taxable at the shareholder level. Further, the arrangement or transactions entered into is subject to the provisions of General Anti-Avoidance Regulation and Specific Anti-Avoidance Regulations, wherever applicable.

There is no specific participation exemption.

Taxable income. Resident companies are subject to income tax on their worldwide income, including capital gains. A non-resident entity can be regarded as a foreign resident company when the place of effective management (“POEM”) is situated in India. The Finance Minister has issued guidelines on the POEM and the tax implications if the POEM is situated in India.

Corporate Tax Information

The corporate tax rate is determined under the Tax Act as below:

Tax rate	30% general corporate tax rate
25% if turnover is less than INR 4 billion in FY2018/19
22% for domestic company, without special deductions and 0% MAT
15% for domestic manufacture/research company, without special deductions
10% if patent is developed and registered in India
15% Minimum Alternate Tax (MAT) for domestic companies

Surtaxes	0% surcharge (SC) where total income does not exceed INR 10 million
7% SC where total income exceeds INR 10 million but is less than INR 100 million
12% SC where total income exceeds INR 100 million
4% health and education cess (HEC) in all cases

Corporate income is divided into the following heads:

●	income from house property;

●	income from a business or profession;

●	capital gains; and

●	income from other sources, e.g. dividends and other passive income.

The heads of income are mutually exclusive; income that is specifically chargeable under one head may not be charged under another head. For filing the income tax return, a taxpayer must quote the Aadhar number (unique identification number) and permanent account number (tax registration number), unless specifically excluded (such as non-residents and other taxpayers not required to file a tax return).

Different deductibility rules apply to each head of income. The net results of each category are aggregated to obtain total income. Certain allowances (such as for losses and donations) are deducted from total income to derive the taxable total income, to which the tax rates in force are applied.

A dividend is then taxable in the hands of the applicable shareholder. The company distributing the dividend will have to deduct withholding tax on such dividend at a 20% rate, plus applicable surcharge and health cess. The Tax Act incentivizes business transactions undertaken through normal banking channels (other than cash) and prohibits cash receipts (income or not) exceeding INR 200,000 in the aggregate (i) from a person in a day, (ii) in respect of a single transaction, or (iii) in respect of transactions relating to one event or occasion from a person.

Under section 115-O of the Indian Income Tax Act, 1961, distributions of dividends paid by Indian company through March 31, 2020, are subject to a dividend distribution tax (DDT) at an effective rate of 20.56% (inclusive of the applicable surcharge of 12% and health and education cess of 4%). Repatriation of a dividend will not require Reserve Bank of India approval, subject to compliance and certain other conditions being met per the Indian Income Tax Act, 1961. The said provisions of Section 115-O shall not be applicable if the dividend is distributed on or after April 1, 2020. From April 1, 2020, the dividend distributed would now be taxable in the hands of the investors, the domestic companies shall not be liable to pay DDT.

Deductible expenses

In general, an expenditure must satisfy the following criteria in order to be deductible:

●	it must be of a revenue nature rather than of a capital nature;

●	it must be laid out or spent “wholly and exclusively” for purposes of the taxpayer’s business;

●	it must be laid out and spent during the relevant previous year;

●	it must not be incurred in respect of private expenses of the taxpayer;

●	it must not be specifically disallowed or restricted by the tax legislation, or covered by provisions relating to specifically permitted deductions; and

●	it must not be incurred for a purpose that is an offence or is prohibited by law.

The tax legislation also provides for specific deductions in respect of specified types of businesses.

Interest and royalties are generally deductible unless specifically disallowed. Dividends are not deductible expenses. The Tax Act restricts the deductibility of interest to 30% of EBITDA payable by the payer to a non-resident associated enterprise of more than Rs.10 million (approximately $132,000). The payer includes an Indian company and a permanent establishment of a non-resident company. Unabsorbed interest (as restricted pursuant to the above limitation) would be eligible to be carried-forward to the subsequent 8 years for set-off subject to an overall limit of 30% EBITDA. This provision is not applicable to banking and insurance businesses.

Capital gains

Broadly, gains from the disposal of capital assets are subject to tax. The tax treatment depends on the type of asset and the period for which the asset was held. A gain is classified as a long-term capital gain if the underlying asset was held for more than 3 years (more than 1 year, for listed shares as well as for certain units and bonds). The cost of assets resulting in long-term capital gains is indexed (increased) in accordance with the official inflation index. However, the Tax Act reduces the period of holding of unlisted shares and land/building from 36 months to 24 months for the purpose of determining a long-term capital asset.

The Tax Act clarifies that, for conversion of preference shares to equity shares, the period of holding of the said equity shares would include the period of holding as preference shares and the cost of acquisition of the said equity shares would be the cost of the preference shares.

Some long-term capital gains are exempt if reinvested in specified assets. A special regime may apply to assets acquired before specific dates.

The tax rate applicable to long-term capital gains derived by domestic companies from the disposal of assets (except for listed securities) is 20% with cost indexation benefit and for listed shares (above Rs.100,000) is 10% without cost indexation benefit.

Short-term capital gains derived by domestic companies from the disposal of assets (other than securities) are taxed at the normal income tax rate of 30% and 15% in case of listed shares.

ITA provides for taxation of gifts in the hands of the recipient if any asset is transferred for inadequate or nil consideration, subject to specified exceptions.

Withholding taxes

Some withholding tax rates are set by the annual Finance Acts, while other rates which apply to specific types of income are set out in the tax legislation.

The surcharge and education cess apply to the withheld taxes described below.

Dividends

On distribution, a dividend is subject to withholding tax at 10% if the payment is to a resident and 20%, if the payment is to a non-resident, unless the benefit of a tax treaty is available to that non-resident.

Buy back distribution tax

Where a shareholder or holder of specified securities in a company receives consideration from the company in respect of a purchase by the company of its own shares or other specified securities held by that person, the difference between the acquisition cost and the consideration received is deemed to be a capital gain of that person in the income year in which the shares are purchased by the company and taxable at 20% tax rate. The shareholders are not exempt from tax.

BVI Taxation

The company and all distributions, interest and other amounts paid by the company in respect of the common shares of the company to persons who are not resident in the BVI are exempt from all provisions of the Income Tax Ordinance in the BVI.

No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not resident in the BVI with respect to any common shares, debt obligations or other securities of the company.

All instruments relating to transactions in respect of the common shares, debt obligations or other securities of the company and all instruments relating to other transactions relating to the business of the company are exempt from payment of stamp duty in the BVI provided that they do not relate to real estate in the BVI.

There are currently no withholding taxes or exchange control regulations in the BVI applicable to the company or its shareholders.

United States Federal Income Taxation

The following discussion describes certain U.S. federal income tax consequences of the purchase, ownership and disposition of the common shares as of the date hereof. This discussion applies only to U.S. Holders (as defined below) that hold common shares as capital assets and that have the U.S. dollar as their functional currency. This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of common shares and you are, for U.S. federal income tax purposes, any of the following:

●	an individual citizen or resident of the United States,

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

●	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The following does not represent a detailed description of the U.S. federal income tax consequences applicable to any particular investor or to persons subject to special tax treatment under the U.S. federal income tax laws, such as:

●	banks,

●	financial institutions,

●	insurance companies,

●	regulated investment companies,

●	real estate investment trusts,

●	broker-dealers,

●	traders that elect to mark to market,

●	U.S. expatriates,

●	tax-exempt entities,

●	persons liable for alternative minimum tax,

●	persons holding our common shares as part of a straddle, hedging, conversion or integrated transaction or constructive sale,

●	persons that actually or constructively own 10% or more of our stock by vote or value,

●	persons required to accelerate the recognition of any item of gross income with respect to the common shares as a result of such income being recognized on an “applicable financial statement” (as defined by the Code),

●	persons who acquired our common shares pursuant to the exercise of any employee common share option or otherwise as consideration for services, or

●	persons holding our common shares through partnerships or other pass-through entities for U.S. federal income tax purposes.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds common shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Prospective purchasers that are partners of a partnership holding common shares should consult their tax advisors.

This discussion does not contain a detailed description of all the U.S. federal income tax consequences to a prospective purchaser in light of his, her or its particular circumstances and does not address the Medicare contribution tax on net investment income, U.S. federal estate and gift taxes, or the effects of any state, local or non-U.S. tax laws. Prospective purchasers are urged to consult their tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our common shares.

Taxation of Dividends and Other Distributions on our Common Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by us to you with respect to the common shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date actually or constructively received by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your common shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. However, we do not intend to calculate our earnings and profits in accordance with U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will generally be treated as a dividend. Such dividends will not be eligible for the dividends-received deduction allowed to corporations under the Code.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation will be treated as a qualified foreign corporation for this purpose if the dividends are paid on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that the common shares (which we will apply to list on the NASDAQ Capital Market) will be readily tradable on an established securities market in the United States once they are so listed. Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our common shares.

In addition, notwithstanding the foregoing, non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us if we are a passive foreign investment company (a “PFIC”) in the taxable year in which such dividends are paid or in the preceding taxable year. As discussed under “- Passive Foreign Investment Company” below, we do not believe we were a PFIC for our most recent taxable year, and we do not expect to become a PFIC in the current taxable year or in the foreseeable future, although there can be no assurance in this regard.

A U.S. Holder may be subject to withholding taxes on dividends paid on our common shares. Subject to certain conditions and limitations (including a minimum holding period requirement), any withholding taxes on dividends may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the common shares will be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

Taxation of Dispositions of Common Shares

For U.S. federal income tax purposes, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of common shares in an amount equal to the difference between the amount realized (in U.S. dollars) for the common shares and your tax basis (in U.S. dollars) in the common shares. Subject to the passive foreign investment company rules discussed below, such gain or loss will generally be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the common shares for more than one year, you will be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source gain or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company

Based on the past and projected composition of our income and assets, and the valuation of our assets, we do not believe we were a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for our most recent taxable year, and we do not expect to become a PFIC in the current taxable year or in the foreseeable future, although there can be no assurance in this regard. In general, we will be a PFIC for any taxable year in which:

●	at least 75% of our gross income is passive income, or

●	at least 50% of the value of our assets (based on an average of the quarterly values of our assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

For this purpose, passive income generally includes dividends, interest, income equivalent to interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). Cash is treated as an asset that produces or is held for the production of passive income. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

The determination of whether we are a PFIC is made annually after the close of each taxable year. As a result, we may become a PFIC in the current or any future taxable year due to changes in our asset or income composition. In particular, because we have valued our goodwill based on the market price of our common shares, our PFIC status will depend in large part on the market price of our common shares. Accordingly, fluctuations in the market price of the common shares may cause us to become a PFIC. In addition, composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. Although the determination of whether we are a PFIC is made annually, if we are a PFIC for any taxable year in which you hold common shares, you will generally continue to be subject to the special rules described below for all succeeding years during which you hold common shares (even if we do not qualify as a PFIC in such subsequent years). However, if we cease to be a PFIC, you may avoid the continuing impact of the PFIC rules by making a special election to recognize gain as if your common shares had been sold on the last day of the last taxable year during which we were a PFIC. You are urged to consult your own tax advisor about this election.

If we are a PFIC for any taxable year during which you hold common shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the common shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the common shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the common shares,

●	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year. The tax liability for amounts allocated to such years cannot be offset by any net operating losses for such years, and gains realized on the sale of the common shares cannot be treated as capital, even if you hold the common shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the special tax rules discussed above. If you make an effective mark-to-market election for the common shares, for each taxable year that we are a PFIC you will include in income an amount equal to the excess, if any, of the fair market value of the common shares as of the close of the taxable year over your adjusted basis in such common shares. You are allowed a deduction for the excess, if any, of your adjusted basis in the common shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of the net amount previously included in income as a result of the mark-to-market election. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the common shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the common shares, as well as to any loss realized on the actual sale or disposition of the common shares, to the extent that the amount of such loss does not exceed the net amount of previously included income as a result of the mark-to-market election. Your basis in the common shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations that are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “Taxation of Dividends and Other Distributions on our Common Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), which includes the NASDAQ Capital Market. If the common shares are regularly traded on the NASDAQ Capital Market and if you are a holder of common shares, the mark-to-market election would be available to you were we to be or become a PFIC. However, there can be no assurance that the common shares will be traded in sufficient volumes to be considered “regularly traded” for purposes of the mark-to-market election. If you make a mark-to-market election, it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the common shares are no longer regularly traded on a qualified exchange or other market, or the Service consents to the revocation of the election. You are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to avoid the special tax rules discussed above. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election.

If we are a PFIC for any taxable year during which you hold common shares and any of our non-U.S. subsidiaries is also a PFIC, you will be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of the PFIC rules. You will not be able to make the mark-to-market election described above in respect of any lower-tier PFIC. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

If you hold common shares in any year in which we are a PFIC, you will generally be required to file U.S. Internal Revenue Service Form 8621. You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our common shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our common shares and proceeds from the sale, exchange or other disposition of our common shares that are paid to you within the United States (and in certain cases, outside the United States) will be subject to information reporting to the U.S. Internal Revenue Service, unless you are an exempt recipient. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of exempt status or fail to report in full dividend or interest income.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information.

LEGAL MATTERS

The validity of the common shares and certain legal matters relating to the offering as to BVI law will be passed upon for us by McW Todman & Co. Certain matters as to U.S. federal law in connection with this offering will be passed upon for us by Manatt, Phelps & Phillips, LLP. Certain legal matters relating to the offering as to Indian law will be passed upon for us by Pandya Juris LLP.

EXPERTS

Our consolidated financial statements as of March 31, 2024, and for the fiscal year ended March 31, 2024, from our Annual Report on Form 20-F for the year ended March 31, 2024, have been so included in reliance on the report of Pipara & Co LLP, an independent registered public accounting firm, given on their authority as experts in accounting and auditing. We have not engaged our independent registered public accounting firm Pipara & Co LLP to perform any procedures on any unaudited condensed consolidated financial statement as given in this document.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, relating to this offering of securities. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement of which this prospectus forms a part. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F containing financial statements audited by an independent accounting firm. We also furnish to the SEC, under cover of Reports of Foreign Private Issuer on Form 6-K, material information required to be made public by us or filed by us with and made public by any stock exchange or distributed by us to our shareholders. Such reports and other information filed with the SEC are available to the public over the internet at the SEC’s website at http://www.sec.gov. We also maintain an Internet website at www.lytuscorp.com. We will make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our officers, directors and principal shareholders are exempt from the “short-swing profits” reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent a statement contained in this prospectus or in any other subsequently filed document that is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	our Annual Report on Form 20-F for the fiscal year ended March 31, 2024, filed with the SEC on August 15, 2024 (the “Annual Report”);

●	our Current Reports on Form 6-K furnished by us to the SEC on February 15, 2024, April 11, 2024 and June 14, 2024; and

●	the description of our Common Shares contained in our Registration Statement on Form 8-A filed with the SEC on June 13, 2022, as amended by Exhibit 2.1 to our Annual Report on Form 20-F for the year ended March 31, 2024, filed with the SEC on August 15, 2024, as further amended and supplemented by the description of our Securities contained in this prospectus under “Description of Capital Stock,” including any subsequent amendment or any report filed for the purpose of updating such description.

We will also incorporate by reference all subsequent Annual Reports on Form 20-F that we file with the SEC. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K after the date of the initial registration statement, but only to the extent specifically indicated in those submissions or in a future prospectus supplement. Each subsequently filed Annual Report should be deemed to supersede entirely each earlier filed Annual Report and the materials furnished on an earlier Form 6-K and, unless explicitly stated otherwise, such earlier reports should not be deemed to be part of this prospectus or any accompanying prospectus supplement and you should not rely upon statements made in those earlier periodic reports. In all cases, you should rely on the later information over different information in this prospectus or any accompanying prospectus supplement.

We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents which are not specifically incorporated by reference therein. You should direct any requests for documents to:

Lytus Technologies Holdings PTV. Ltd.

Corporate Secretary

Unit 1214, ONE BKC, G Block, Bandra Kurla Complex, Bandra East

Mumbai, India 400 051

+91-7777044778

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.

1,429,480 Common Shares

Prospectus

December 31, 2024